Team,

As I mark my 100th day at Ruger, I want to take a moment to reflect on what we’ve accomplished together in a short amount of time. The last few months have been nothing short of transformative – and it’s thanks to your focus, dedication, and belief in what we’re building. As I have been doing since my first days as CEO, I wanted to update you all transparently and clearly about where I see our short-term and long-term future.

Since stepping into this role, we’ve reaffirmed our purpose through a sharper Vision, a unified Mission, and a restatement of the core Values that define who we are: Integrity, Respect, Innovation, and Teamwork. We’ve realigned our organization to create autonomous business units – giving our teams more ownership and agility while maintaining centralized support where it matters most. And last week, we shared our long-term Strategic Framework, centered on Profitable Expansion, Product Innovation, and Agile Responsiveness – a roadmap for building a stronger, more stable, and growth-oriented Ruger.

With these bold moves, there comes a cost – both emotionally and financially. Change of this scale requires tough decisions, meaningful investment, and short-term impacts that we’ve chosen to take head-on to position Ruger for long-term strength. Over the past few weeks, we have taken on new roles, expanded our responsibilities and even had a few close friends move on from the company – those are the emotional costs, which I understand and support all of you in managing those changes. The next major impact will be the financial costs, ones that we will continue to see throughout this year as we proactively address the following key areas:

•	Leadership Transition: As part of welcoming a new CEO, evolving our leadership structure and right sizing our Connecticut operations, we’ve incurred transitional costs that will continue to impact us in the near term. These are expected as part of a healthy executive transition and will phase out over the coming quarters. We expect this to cost the Company ~$3 million for the year.
•	Organizational Realignment: In support of our new structure – which is designed to improve alignment, efficiency, and effectiveness – we made difficult but necessary personnel changes. These changes came with severance and separation-related costs which will also be recognized over the coming quarters. These moves were necessary for us to move forward with clarity and momentum but will cost the Company ~$3 million for the year and generate roughly $4 million in annual savings when fully implemented.
•	Inventory Rationalization: As part of our revised Product Strategy for 2025 and beyond, we are actively assessing raw material, work-in-process and finished goods to identify inventory that is now excess, obsolete or ready to be discontinued due to our revised product roadmaps. This includes legacy models that have run their lifecycle, products that are no longer part of our long-term strategy and Marlin-related items that are not part of the product roadmap for that brand. We anticipate completing our assessment in the coming weeks and recognizing a non-cash expense in the second quarter between $10 million and $15 million for this initiative.

•	Product Repositioning: While addressing our Product Strategy for the future, we are taking a hard look at current market conditions, consumer demand and overall economics. In line with that approach, we have identified areas where we have desirable products, with strong features that need to reach our customers at a better price point. By repositioning these key products, we can provide our customers with an affordable, rugged, reliable product while increasing our production across these lines.

We have already had success with this approach on lines such as the Ruger-5.7 and 22/45 pistol and anticipate the same with other lines in the coming months. While these moves help overall production, cash generation and market positioning in the long term, they come at the expense of profitability in the short term. We expect our overall gross margin to decrease during the remainder of the year while we reposition these lines in the market, while still working to increase production. This will be partially offset by our efforts to increase production in products with strong demand, including Marlin, American Rifle Generation 2 and the RXM pistol.

It is important to note that we are making these strategic decisions now – thoughtfully and intentionally – so that Ruger is positioned for consistency, stability, and profitable growth in 2026 and beyond. Yet, there will be a cost to the Company for 2025. We expect the expense-related to these initiatives to total approximately $15 million to $20 million over the remainder of the year. We additionally anticipate our price repositioning moves to impact our overall bottom line over that same period.

Consequently, we currently believe that our results for the remainder of the year, before the one-time costs and expenses, will look more like prior periods, such as the latter part of 2019, where the Company continued to focus on executing its long-term strategy and delivering long-term value for shareholders in the face of broader industry challenges. These actions will be largely completed by the beginning of 2026, placing Ruger in a strong position for renewed growth and performance in the years to come.

Importantly, none of this will slow our momentum when it comes to investing in what matters most, including aggressive new product development and expansion of capacity in areas where market demand exceeds our current ability to supply. We remain fully committed to profitable expansion, product innovation, agile responsiveness, and ensuring we meet the expectations of our customers and the marketplace.

Thank you for your continued commitment, your trust in this journey, and your belief in where we’re headed.

Let’s keep moving forward, together.

Todd

Todd Seyfert

President & CEO